Exhibit 10.1

GALILEO ASSET MANAGEMENT SA

INVESTMENT ADVISORY AGREEMENT

FOR UNIVERSAL TANNING VENTURES, INC.

THIS AGREEMENT (the “Agreement”) dated as of May 5, 2006, by and between Universal Tanning Ventures, Inc., having offices at 600 East Altamonte Drive, Suite 1050, Altamonte Springs, Florida 32701 and its subsidiaries (collectively, the “Company”) and Galileo Asset Management, SA, a Swiss Corporation and member of the ARIF (Association Romande des Intermédiaires Fiduciares) located at the World Trade Center, Avenue Gratta-Paille 2, Case Postale 4767, CH – 1000 Lausanne 30, Switzerland (the “Advisor”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the Advisor and the Advisor desires to be retained by the Company pursuant to the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, it is hereby agreed as follows:

SECTION 1. Retention

(a) The Company hereby retains the Advisor on a non-exclusive basis to perform the services set forth in Section 1 (b) below during the one (1) year period commencing on the date hereof. However, in the event that the Company receives a minimum of $360,000 in funding from an Advisory Source introduced to the Company prior to May 31, 2006, this agreement shall convert to an exclusive agreement. This Agreement shall automatically renew for additional six-month periods unless terminated in writing not less than thirty (30) days prior to the original or any subsequent expiration date (the initial one-year period and any renewals thereof, the “Term”). The Advisor hereby accepts such retention and shall perform for the Company the duties described herein, faithfully and to the best of its ability. During the Term, the Advisor shall report directly to the President of the Company or to any other senior officer designated in writing by the President of the Company.

(b) The Advisor shall serve as an investment Advisor to the Company and render such advice and services to the Company as may be reasonably requested by the Company concerning equity and/or debt financings, strategic planning, merger and acquisition possibilities and business development activities including, without limitation, the following:

(i) Study and review of the business, operations, and historical financial performance of the Company (based upon management’s forecast of financial performance) so as to enable the Advisor to provide advice to the Company;

(ii) Assist the Company in attempting to formulate the best strategy to meet the Company’s working capital and capital resource needs;

(iii) Assist in the formulation of the terms and structure of any reasonable proposed business combination transaction involving the Company, including without limitation, any merger or consolidation, sale of assets, or sale or exchange of stock (a “Business Combination”);

(iv) Assist in the presentation to the Board of Directors of the Company of any proposed transaction;

(v) Advise the Company in the preparation of press releases and other communications with the financial and investment communities;

(vi) Assist the Company in its efforts to analyze the quantitative and qualitative requirements as required by any exchange or medium, including but not limited to (A) net tangible assets, market capitalization, shareholders equity or net income, (B) public float of the Company’s common stock, (C) market-makers, (D) shareholders, (E) corporate governance requirements, (F) independent directors, (G) audit and compensation committees and (H) assist, where necessary, in an effort to enable the Company to obtain a more favorable exchange listing and to be in a position to remain continuously listed thereafter; and

(vii) Introduce the Company to potential lenders of funds as well as to potential investors (whether such investment is in the form of debt and/or equity financing or some combination thereof).

SECTION 2. Compensation.

(a) If the Advisor arranges or introduces the Company to any source (each individually, the “Advisor Source”) who provides an equity financing, including any securities convertible into equity (the “Equity Financing”), and the Company closes a transaction with such provider, the Company shall pay the Advisor at closing (i) commissions in cash in an amount equal to ten percent (10%) of the total gross cash proceeds of the Equity Financing; and (ii) a non-accountable expense allowance in cash equal to three percent (3%) of the total gross cash proceeds of the Equity Financing.

(b) If the Advisor introduces the Company to any Advisor Source for a Business Combination or facilitates or helps bring about a Business Combination with a public or private company, which the Company closes, the Company shall pay the Advisor at closing (i) commission fees in cash in an amount equal to ten percent (10%) of the total gross cash proceeds and all other non-cash consideration of the Business Combination paid or received by the Company, and (ii) a non-accountable expense allowance in cash equal to three percent (3%) of the total gross cash proceeds and all other non-cash consideration of the Business Combination paid or received by the Company.

(c) If the Advisor introduces the Company to any Advisor Source who provide any of the following capital related instruments for the Company (each a “Transaction”), the Company shall pay the Advisor a cash fee at closing based upon the total face value of the Transaction in accordance with the following schedule: (i) an amount equal to six percent (6%) of any and all consideration received by the Company in any debt financing not convertible into equity and a non-accountable expense allowance in an amount equal to one percent (1%) of any and all consideration received by the Company in such debt financing (“Senior Financing”); (ii) three percent (3%) of any revolving credit line; (iii) two percent (2%) of any credit enhancement instrument, including on an insured or guaranteed basis; and (iv) ten percent (10%) of any revenue-producing contract, fee-sharing arrangement, licensing, royalty or similar agreement.

(d) Each Advisor Source introduced to the Company on the date of this Agreement shall be listed in Schedule A annexed hereto and made a part hereof. Subsequent to the date of this Agreement and immediately upon the Advisor’s introduction of a Advisor Source to the Company, the Advisor shall amend Schedule A to include each additional Advisor Source and deliver such amended Schedule A to the Company within ten (10) days of such introduction.

(f) The Company shall pay the Advisor a non-refundable retainer fee of Two Thousand, Five Hundred Dollars ($2,500) per month for the Term hereof (the “Retainer Fee”). The Company will begin monthly payments of this retainer fee upon receipt of a minimum of $50,000 of Equity Financing from the Advisor Source.

(g) Except as otherwise provided for herein:

(i) All fees due to the Advisor hereunder shall have no offsets, are non-refundable, non-cancelable and shall be free and clear of any and all encumbrances.

(ii) All cash fees due the Advisor hereunder shall be paid to the Advisor immediately upon closing of any Fee Transaction by wire transfer of immediately available funds from the proceeds of the Fee Transaction, either directly or from the formal or informal escrow arrangement established for the Fee Transaction by the agent holding such funds (collectively, the “Closing Agent”), pursuant to the written wire transfer instructions of the Advisor to the Closing Agent. The Closing Agent shall be the attorneys for the Advisor.

(h) The Company shall authorize and direct the Closing Agent to distribute directly or from escrow any and all fees due the Advisor hereunder (or the Company and the Advisor, if required to do so, shall establish an escrow account in accordance with NASD rules). The Company agrees that such fees and the manner of payment and delivery as herein provided shall be included in the documentation of any Fee Transaction. The Advisor is hereby authorized to notify the Closing Agent, on behalf of the Company and as its agent, to make all payments required hereunder directly to the Advisor. In order to effectuate the foregoing provisions, at the Advisor’s request, either simultaneously herewith or anytime hereafter, the Company shall execute and deliver (i) a Power of Attorney that gives the Advisor the right to ensure payment to Advisor of any and all fees due hereunder and (ii) the Irrevocable Disbursement Instructions annexed hereto as Schedule B that require the Closing Agent to pay any and all fees due the Advisor hereunder before it makes any disbursement to the Company.

SECTION 3. Expenses. Company shall pay or reimburse the Advisor for all expenses reasonably incurred by it in furtherance of its duties hereunder including, without limitation, expenses for traveling, meals, hotel accommodations, telephone charges and the like, provided however, such expenses (other than for telephone charges for calls to Company executives and advisors) shall have been authorized by Company prior to the date on which they are incurred by the Advisor, which authorization may be withheld by Company in its sole discretion. Company shall be under no obligation to pay or reimburse any expense of the Advisor which has not been authorized by Company in accordance with the terms of this Section 3. Company will make reimbursement for authorized expenses within fourteen days of presentation by the Advisor from time to time of appropriate documentation evidencing such expenditures.

SECTION 4. Termination Fee. Provided that the Advisor is proceeding in good faith at all times, the Company warrants that it will not terminate this Agreement for any reason unless such termination is made after compliance with Section 5 of this Agreement. The Company agrees that in the event it elects to terminate, cancel or rescind any agreements, term sheets or letters of intent pursuant to any Equity Financing, Business Combination, Transaction or Other Transaction the Company enters into that was facilitated by the Advisor, excluding any such cancellation that is made pursuant to pertinent “out clauses” or closing conditions of the respective documents regarding such transactions that allow the Company to terminate such transaction without incurring any liability or obligation to any other party, then the Company shall immediately pay to the Advisor a termination fee equal to twenty-five percent (25%) of the total fees that would have been paid to the Advisor had the transaction been effected.

SECTION 5. Termination. This Agreement and the Advisor’s engagement hereunder shall not be terminated by Company under any circumstances nor for any reason whatsoever, unless all compensation due to Advisor pursuant to Section 2 above has been distributed to the Advisor from the Closing Agent for all Fee Transactions entered into or closed prior to termination. Sections 2, 3, 4, 6, 7 and 8 shall survive any termination of this Agreement.

SECTION 6. Confidential Information. The Advisor agrees that during and after the Term, it will keep in strictest confidence, and will not disclose or make accessible to any other person without the written consent of the Company, the Company’s products, services and technology, both current and under development, promotion and marketing programs, lists, trade secrets and other confidential and proprietary business information of the Company or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 7) (all of the foregoing is referred to herein as the “Confidential Information”). The Advisor agrees (a) not to use any such Confidential Information for itself or others, except in connection with the performance of its duties hereunder; and (b) not to take any such material or reproductions thereof from the Company’s facilities at any time during the Term except, in each case, as required in connection with the Advisor’s duties hereunder.

Notwithstanding the foregoing, the parties agree that the Advisor is free to use (a) information in the public domain not as a result of a breach of this Agreement, (b) information lawfully received form a third party who had the right to disclose such information and (c) the Advisor’s own independent skill, knowledge, know-how and experience to whatever extent and in whatever way he wishes, in each case consistent with his obligations as the Advisor and that, at all times, the Advisor is free to conduct any research relating to the Company’s business.

SECTION 7. Ownership of Proprietary Information. The Advisor agrees that all information that has been created, discovered or developed by the Company, its subsidiaries, affiliates, licensors, licensees, successors or assigns (collectively, the “Affiliates”) (including, without limitation, information relating to the development of the Company’s business created, discovered, developed by the Company or any of its affiliates during the Term, and information relating to the Company’s customers, suppliers, Advisors, and licensees) and/or in which property rights have been assigned or otherwise conveyed to the Company or the Affiliates, shall be the sole property of the Company or the Affiliates, as applicable, and the Company or the Affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, improvements, inventions, product concepts, techniques, marketing plans, merger and acquisition targets, strategies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Company’s Affiliates, its employees and/or Advisors (including, without limitation, the compensation, job responsibility and job performance of such employees and/or Advisors).

All original content, proprietary information, trademarks, copyrights, patents or other intellectual property created by the Advisor that does not include any specific information relative to the Company’s proprietary information, shall be the sole and exclusive property of the Advisor.

SECTION 8. Indemnification. The Company represents that all materials provided or to be provided to the Advisor or any third party regarding the Company’s financial affairs or operations are and shall be truthful and accurate and in compliance with any and all applicable federal and state securities laws. The Company agrees to indemnify and hold harmless the Advisor and its Advisors, professionals, lawyers, consultants and affiliates, their respective directors, officers, shareholders, partners, members, managers, agents and employees and each other person, if any, controlling the Advisor or any of its affiliates to the full extent lawful, from and against all losses, claims, damages, liabilities and expenses incurred by them (including reasonable attorneys’ fees and disbursements) that result from actions taken or omitted to be taken (including any untrue statements made or any statement omitted to be made) by the Company, its agents or employees which relate to the scope of this Agreement and the performance of the services by the Advisor contemplated hereunder. The Advisor will indemnify and hold harmless the Company and the respective directors, officers, agents, affiliates and employees of the Company from and against all losses, claims damages, liabilities and expenses that result from bad faith, gross negligence or unauthorized representations of the Advisor. In no event shall the Advisor be responsible or liable hereunder for an amount in excess of the compensation received by it pursuant to this Agreement. Each person or entity seeking indemnification hereunder shall promptly notify the Company, or the Advisor, as applicable, of any loss, claim, damage or expense for which the Company or the Advisor, as applicable, may become liable pursuant to this Section 8. No party shall pay, settle or acknowledge liability under any such claim without consent of the party liable for indemnification, and shall permit the Company or the Advisor, as applicable, a reasonable opportunity to cure any underlying problem or to mitigate actual or potential damages. The scope of this indemnification between the Advisor and the Company shall be limited to, and pertain only to certain transactions contemplated or entered into pursuant to this Agreement.

The Company or the Advisor, as applicable, shall have the opportunity to defend any claim for which it may be liable hereunder, provided it notifies the party claiming the right to indemnification in writing within fifteen (15) days of notice of the claim.

The rights stated pursuant to this Section 8 shall be in addition to any rights that the Advisor, the Company, or any other person entitled to indemnification may have in common law or otherwise, including, but not limited to, any right to contribution.

SECTION 9. Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been duly given: (a) upon facsimile transmission (with written transmission confirmation report) at the number designated below; (b) when delivered personally against receipt therefore; (c) one day after being sent by Federal Express or similar overnight delivery; or (d) five (5) business days after being mailed registered or certified mail, postage prepaid. The addresses for such communications shall be as set forth below or to such other address as a party shall give by notice hereunder to the other party to this Agreement.

If to the Company:	Universal Tanning Ventures, Inc.
600 East Altamonte Drive, Suite 1050
Altamonte Springs, Florida 32701
Telephone: (407) 260-9206
Telecopy: (407) 650-2785
Attention: Dyron M. Watford

If to the Advisor:	Galileo Asset Management, SA
World Trade Center
Avenue Gratta-Paille 2
Case Postale 4767
CH – 10000 Lausanne 30, Switzerland
Teleplhone: +41-21-641-5691
Telecopy: +41-21-641-5694 and 1 212-504-3262
Attention: Marie-Christine Wright

With a copy to:	San Rafael Consulting Group, LLC
8560 Heron Lagoon Circle
Sarasota, Florida 34242
Telephone: (941) 346-7550
Telecopy: (941) 346-9230
Attention: Office of General Counsel

SECTION 10. Status of Advisor. The Advisor shall be deemed to be an independent contractor and, except as expressly provided or authorized in this Agreement, shall have no authority to act for on behalf of or represent the Company. This Agreement does not create a partnership or joint venture.

SECTION 11. Other Activities of Advisor. The Company recognizes that the Advisor now renders and may continue to render financial consulting and other investment advisory services to other companies that may or may not conduct business and activities similar to those of the Company.

The Advisor shall not be required to devote its full time and attention to the performance of its duties under this Agreement, but shall devote only so much of its time and attention as it deems reasonable or necessary for such purposes.

SECTION 12. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement and any of the rights, interests or obligations hereunder may be assigned by the Advisor without the prior written consent of the Company. This Agreement and any of the rights, interests or obligations hereunder may not be assigned by the Company without the prior written consent of the Advisor, which consent shall not be unreasonably withheld.

SECTION 13. Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

SECTION 14. Entire Agreement; Modification. This Agreement and the schedule hereto contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto and thereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No amendment or modification of this Agreement shall be valid unless made in writing and signed by each of the parties hereto.

SECTION 15. Non-Waiver. The failure of any party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith; and the said terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of any party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

SECTION 16. Remedies For Breach. The Advisor and Company mutually agree that any breach of Sections 2, 3, 4, 5, 6, 7 or 8 of this Agreement by the Advisor or the Company may cause irreparable damage to the other party and/or their affiliates, and that monetary damages alone would not be adequate and, in the event of such breach or threat of breach, the damaged party shall have, in addition to any and all remedies at law and without the posting of a bond or other security, the right to an injunction, specific performance or other equitable relief necessary to prevent or redress the violation of either party’s obligations under such Sections. In the event that an actual proceeding is brought in equity to enforce such Sections, the offending party shall not urge as a defense that there is an adequate remedy at law nor shall the damaged party be prevented from seeking any other remedies that may be available to it. The defaulting party shall pay all attorney’s fees and costs incurred by the other party in enforcing this Agreement.

SECTION 17. Governing Law. The parties hereto acknowledge that the transactions contemplated by this Agreement bear a reasonable relation to the state of New York. This Agreement shall be governed by, and construed and interpreted in accordance with, the internal laws of the state of New York without regard to such state’s principles of conflicts of laws. The parties irrevocably and unconditionally agree that the exclusive place of jurisdiction for any action, suit or proceeding (“Actions”) relating to this Agreement shall be in the state or federal courts situated in the county and state of New York. Each party irrevocably and unconditionally waives any objection it may have to the venue of any Action brought in such courts or to the convenience of the forum. Final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment, a certified or true copy of which shall be conclusive evidence of the fact and the amount of any indebtedness or liability of any party therein described. Service of process in any Action by any party may be made by serving a copy of the summons and complaint, in addition to any other relevant documents, by commercial overnight courier to any other party at their address set forth in this Agreement.

SECTION 18. Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

SECTION 19. Counterparts. This Agreement may be executed in counterpart signatures, each of which shall be deemed an original, but all of which, when taken together, shall constitute one and the same instrument, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of thirteen (13) pages as of the day and year first written above.

UNIVERSAL TANNING VENTURES, INC.

By:	/s/ Glen Woods
Name:	Glen Woods
Title:	Chief Executive Officer

GALILEO ASSET MANAGEMENT SA

By:	/s/ Marie-Christine Wright
Name:	Marie-Christine Wright
Title:	Director